UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2014

RESTORGENEX CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-24477	30-0645032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Century Park East, 6th Floor Los Angeles California	90067
(Address of principal executive offices)	(Zip Code)

(805) 229-1829

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On September 4, 2014, RestorGenex Corporation, a Nevada corporation (the “Company”), entered into a lease agreement with Riverwalk South, L.L.C., an Illinois limited liability company (the “Landlord”), under which the Company has agreed to lease approximately 2,900 square feet of office space for its new corporate headquarters to be located at 2150 East Lake Cook Road, Suite 750, Buffalo Grove, Illinois.  The term of the lease will commence on September 15, 2014 and continue through February 28, 2018. The Company has an option to renew the lease for one renewal term of three years.

Under the lease agreement, the first five months are rent free and then the base rent will be approximately $6,000 per month through February 28, 2016 for a total of approximately $72,000 per year.  The base rent will increase to approximately $6,100 per month for the first year thereafter and $6,200 per month for the second year thereafter.  In addition to monthly base rent, the Company will pay its pro rata share of the Landlord’s annual operating expenses associated with the premises. If the Company exercises its option to renew the lease, the base rent will be negotiated between the parties to determine the appropriate market rate at that time.

The foregoing description of the lease agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the lease agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description
10.1	Lease Agreement dated as of September 4, 2014 by and between RestorGenex Corporation and Riverwalk South, L.L.C. (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2014	RESTORGENEX CORPORAITON

	By:	/s/ Phillip B. Donenberg
	Name:	Phillip B. Donenberg
	Title:	Chief Financial Officer

RESTORGENEX CORPORATION

CURRENT REPORT ON FORM 8-K

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Lease Agreement dated as of September 4, 2014 by and between RestorGenex Corporation and Riverwalk South, L.L.C.	Filed herewith